Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-260370, 333-261186 and 333-264001) and Form S-3 (Nos. 333-267413 and 333-259733) of Spire Global, Inc. of our report dated March 15, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 15, 2023